UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 13, 2013

LIMELIGHT NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33508	20-1677033
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 South Mill Avenue, 8th Floor

Tempe, AZ 85281

(Address of principal executive offices, including zip code)

(602) 850-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chairman of the Board of Directors

On February 13, 2013, the Board of Directors (the “Board”) of Limelight Networks, Inc. (the “Company”) appointed current Board member, Walter Amaral, to serve as the Company’s non-executive Chairman of the Board. Mr. Amaral was appointed to fill the Chairman role created by the previously announced resignation of Mr. Jeffrey Lunsford as Chairman on January 22, 2013.

Mr. Amaral has served as a director of the Company since May 2007. Mr. Amaral served as Senior Vice President and Chief Financial Officer of SiRF Technology Holdings, Inc., a provider of GPS enabled technology, from August 2000 to March 2006. Prior to that, from August 1997 to August 2000, Mr. Amaral served as Senior Vice President and Chief Financial Officer of S3 Incorporated. From April 1995 to August 1997, Mr. Amaral served as Senior Vice President and Chief Financial Officer of NetManage, Inc., a software company. From May 1992 to May 1995, Mr. Amaral served as Senior Vice President and Chief Financial Officer of Maxtor Corporation, a computer storage device company. From May 1977 to May 1992, Mr. Amaral worked in several finance and marketing positions, the most recent of which was Corporate Controller, at Intel Corporation. Mr. Amaral holds a B.S. in Accounting from California State University, San Jose.

On February 19, 2013, the Company issued a press release regarding Mr. Amaral’s appointment as the Company’s Chairman. The press release is filed with this report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Annual Cash Bonus Determination

On February 13, 2013, the Compensation Committee (the “Committee”) of the Board the Company determined the annual cash bonuses with respect to services performed in fiscal year 2012 for participants under the Company’s Master Executive and Management Bonus Plan (the “Plan”), including the Company’s principal executive officer, principal financial officer and other named executive officers. The bonus amounts were based upon the criteria set forth in the Plan and the Company’s financial results for fiscal year 2012. The table below sets forth the bonuses awarded to the Company’s principal executive officer, principal financial officer and other named executive officers:

Executive Officer	2012 Cash Bonus
Jeffrey W. Lunsford
Former President, Chief Executive Officer and Chairman	$279,771
Nathan F. Raciborski
Co-Founder, Chief Technical Officer and Director	$150,122
Douglas S. Lindroth
Senior Vice President, Chief Financial Officer and Treasurer	$144,776
David M. Hatfield
Former Executive Vice President Global Sales and Services, President of SaaS	$181,620
Philip C. Maynard
Senior Vice President, Chief Legal Officer and Secretary	$117,757

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Voting in Director Elections

On February 13, 2013, the Board of the Company amended the Company’s Amended and Restated Bylaws (the “Bylaws”) to provide for majority voting in uncontested director elections. Effective as of the first meeting of stockholders at which directors will be elected following the 2013 annual meeting of stockholders, each director in an uncontested election will be elected by the vote of the majority of the votes cast with respect to the nominee. For these purposes, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. In a contested election, directors will be elected under a plurality standard. The Board also amended the Bylaws to provide that stockholder director nominations must include a written statement that the nominee intends to tender his or her resignation following his or her election or re-election, which resignation would become effective only if the nominee fails to receive the required vote for re-election at the next meeting at which the nominee would face re-election and the Board accepts the resignation. The description of the amendment to the Bylaws is qualified in its entirety by reference to the Bylaws, as amended, which are filed herewith as Exhibit 3.2.

On February 13, 2013, the Board also amended the Company’s Corporate Governance Guidelines by adopting a contingent resignation policy which provides that effective following the 2013 annual meeting of stockholders, as a condition to nomination, each director nominee will submit a resignation of his or her directorship, which resignation would become effective only if the director fails to receive the required vote for re-election and the Board accepts the resignation. The Corporate Governance Guidelines, as amended, are available on the Company’s website under “Investor Relations—Corporate Governance.”

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

3.2	Amended and Restated Bylaws of Limelight Networks, Inc., as amended.

99.1	Press Release of Limelight Networks, Inc. dated February 19, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIMELIGHT NETWORKS, INC.

Date: February 19, 2013	By:	/s/ Philip C. Maynard
Philip C. Maynard
Senior Vice President, Chief Legal Officer and Secretary

EXHIBIT INDEX

Exhibit Number	Description

3.2	Amended and Restated Bylaws of Limelight Networks, Inc., as amended.

99.1	Press Release of Limelight Networks, Inc. dated February 19, 2013.